EXHIBIT 99.1

For Immediate Release

World Energy Solutions, Inc. Announces Share Consolidation

Worcester, MA – March 30, 2009 –World Energy Solutions, Inc. (TSX: XWE), an operator of online exchanges for energy and green commodities, today announced it effected a reverse stock split of the Company’s Common Stock at a ratio of one for ten on March 27, 2009 at 5:00 p.m. Eastern Time. Accordingly, as of the effective date, each 10 shares of issued and outstanding Common Stock have been converted into one share of Common Stock. Letters of transmittal will be mailed to shareholders on March 30, 2009, and the Company’s shares of Common Stock will commence trading on a post-consolidated basis on April 2, 2009.

“World Energy has maintained an active interest in accessing the U.S. investment community as part of our capital markets strategy,” said Richard Domaleski, CEO of World Energy. “We believe this step, a planned and natural progression for our growing company, will help provide that access and help to facilitate listing our shares on a U.S. stock exchange at the appropriate time. Looking ahead, we are focused on capitalizing on the heightened interest among U.S. investors for companies in the energy, green, and cap and trade sectors.”

Since it went public in 2006, World Energy has been a reporting issuer with the U.S. Securities and Exchange Commission. As a result of the reverse stock split, World Energy has approximately 8.5 million shares issued and outstanding.

About World Energy
World Energy Solutions, Inc. (TSX: XWE) operates online exchanges for energy and green commodities. For buyers and sellers of electricity, natural gas, capacity, and green- energy assets who are impacted by today’s volatile markets, World Energy’s proven approach has transformed the normally complex procurement process into a powerful, streamlined vehicle for cost savings. In addition to enabling customers to seek competitive pricing on traditional energy commodities, World Energy is taking a leadership position in the emerging environmental-commodities markets. Its award-winning World Green Exchange® supports the groundbreaking Regional Greenhouse Gas Initiative’s (RGGI) cap and trade program for CO2 emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; we depend on a small number of key energy consumers, suppliers and channel partners; there are factors outside our control that affect transaction volume in the electricity market; and there are other factors identified in our Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Jim Parslow World Energy Solutions, Inc. (508) 459-8100 jparslow@worldenergy.com	Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com